Exhibit 99.1

News Release
Contacts:
Dana Ripley	Jennifer Thompson
Media	Investors/Analysts
(612) 303-3167	(612) 303-0778

U.S. BANCORP REPORTS SECOND QUARTER 2017 EARNINGS

Record Earnings Per Diluted Common Share of $0.85

Return on average assets of 1.35 percent and average common equity of 13.4 percent

Returned 81 percent of earnings to shareholders

MINNEAPOLIS, July 19, 2017 — U.S. Bancorp (NYSE: USB) today reported net income of $1,500 million for the second quarter of 2017, or $0.85 per diluted common share, compared with $1,522 million, or $0.83 per diluted common share, in the second quarter of 2016.

Highlights for the second quarter of 2017 included:

•	Industry-leading return on average assets of 1.35 percent and return on average common equity of 13.4 percent and efficiency ratio of 55.2 percent

•	Record revenue of $5,487 million and diluted earnings per common share of $0.85

•	Net interest income (taxable-equivalent basis) grew 5.9 percent year-over-year and 2.4 percent on a linked quarter basis

•	Net interest margin of 3.04 percent for the second quarter of 2017 was 2 basis points higher than the second quarter of 2016 and 1 basis point higher than the first quarter of 2017, benefiting from rising interest rates partially offset by increasing average cash balances

•	Average total loans grew 3.4 percent over the second quarter of 2016 and 0.9 percent on a linked quarter basis

•	Credit and debit card revenue grew 7.8 percent on a year-over-year basis

•	Trust and investment management fees increased 6.1 percent on a year-over-year basis

•	Nonperforming assets decreased 19.3 percent on a year-over-year basis and 9.8 percent on a linked quarter basis

•	Strong capital position. At June 30, 2017, the estimated common equity tier 1 capital to risk-weighted assets ratio was 9.3 percent using the Basel III fully implemented standardized approach and was 11.7 percent using the Basel III fully implemented advanced approaches method.

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q17 vs	2Q17 vs	YTD	YTD	Percent
	2017	2017	2016	1Q17	2Q16	2017	2016	Change
Net income attributable to U.S. Bancorp	$1,500	$1,473	$1,522	1.8	(1.4)	$2,973	$2,908	2.2
Diluted earnings per common share	$.85	$.82	$.83	3.7	2.4	$1.66	$1.59	4.4
Return on average assets (%)	1.35	1.35	1.43			1.35	1.38
Return on average common equity (%)	13.4	13.3	13.8			13.4	13.4
Net interest margin (%)	3.04	3.03	3.02			3.04	3.04
Efficiency ratio (%) (a)	55.2	55.6	54.9			55.4	54.8
Tangible efficiency ratio (%) (a)	54.4	54.8	54.1			54.6	53.9
Dividends declared per common share	$.280	$.280	$.255	—	9.8	$.560	$.510	9.8
Book value per common share (period end)	$25.55	$25.05	$24.37	2.0	4.8

(a)	See Non-GAAP Financial Measures reconciliation on page 21

Net income attributable to U.S. Bancorp was $1,500 million for the second quarter of 2017, 1.4 percent lower than the $1,522 million for the second quarter of 2016, and 1.8 percent higher than the $1,473 million for the first quarter of 2017. Diluted earnings per common share of $0.85 in the second quarter of 2017 were $0.02 higher than the second quarter of 2016 and $0.03 higher than the first quarter of 2017. The decrease in net income year-over-year included a 5.2 percent decrease in noninterest income and a 1.0 percent increase in noninterest expense, both of which were impacted by notable items in the second quarter of 2016. Notable items included a $180 million Visa gain in noninterest income and $150 million in noninterest expense related to litigation accruals and a charitable contribution. Excluding the prior year notable items, net income increased slightly year-over-year. Net interest income increased 5.9 percent on a taxable-equivalent basis (6.0 percent as reported on a GAAP basis), mainly a result of loan growth and the impact of higher interest rates. Noninterest income, excluding the impact of the prior year notable item, increased 2.0 percent driven by higher payment services revenue, trust and investment management fees and treasury management fees. Revenue increases were partially offset by higher noninterest expense, excluding the prior year notable items, due to increased compensation expense related to hiring to support business growth and compliance programs, merit increases, and higher variable compensation. In addition, other expense was higher due to an FDIC surcharge beginning in late 2016. The increase in net income on a linked quarter basis was principally due to an increase in total net revenue of 3.1 percent, reflecting higher net interest income of 2.4 percent,

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

driven by loan growth, the impact of higher interest rates and an additional day in the current quarter, along with an increase in noninterest income of 3.9 percent primarily due to seasonally higher fee-based revenue. These increases were partially offset by an increase in noninterest expense of 2.7 percent.

U.S. Bancorp President and Chief Executive Officer Andy Cecere said, “I’m proud of our solid second quarter performance and our ability to deliver industry-leading results. As an enterprise we extended our momentum from the first quarter to produce best-in-class performance metrics, including return on average assets of 1.35 percent, return on average common equity of 13.4 percent and an efficiency ratio of 55.2 percent.

“Because of the overall strength and consistency of our financial results, we continued to create value for our shareholders. In the second quarter, we returned 81 percent of our earnings to shareholders through dividends and share repurchases. The results of the Federal Reserve’s annual Stress Test demonstrated our ability to withstand—and remain profitable—in periods of economic stress. As part of the CCAR process we announced a dividend increase of 7.1 percent and a new share repurchase program for the year, maintaining our commitment to shareholders.

“Our balance sheet is strong and our core businesses are well positioned for an economic and regulatory backdrop that has the promise to be more conducive to growth. Our strong revenue base and our dedication to managing expenses positions us well as we head into the second half of the year. I couldn’t be more proud of our dedicated employees who work hard to be our customers’ and communities’ trusted financial partner and to bring this commitment to life every day.”

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

INCOME STATEMENT HIGHLIGHTS								Table 2

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q17 vs	2Q17 vs	YTD	YTD	Percent
	2017	2017	2016	1Q17	2Q16	2017	2016	Change
Net interest income	$3,017	$2,945	$2,845	2.4	6.0	$5,962	$5,680	5.0
Taxable-equivalent adjustment	51	50	51	2.0	—	101	104	(2.9)

Net interest income (taxable-equivalent basis)	3,068	2,995	2,896	2.4	5.9	6,063	5,784	4.8
Noninterest income	2,419	2,329	2,552	3.9	(5.2)	4,748	4,701	1.0

Total net revenue	5,487	5,324	5,448	3.1	.7	10,811	10,485	3.1
Noninterest expense	3,023	2,944	2,992	2.7	1.0	5,967	5,741	3.9

Income before provision and income taxes	2,464	2,380	2,456	3.5	.3	4,844	4,744	2.1
Provision for credit losses	350	345	327	1.4	7.0	695	657	5.8

Income before taxes	2,114	2,035	2,129	3.9	(.7)	4,149	4,087	1.5
Income taxes and taxable-equivalent adjustment	602	549	593	9.7	1.5	1,151	1,150	.1

Net income	1,512	1,486	1,536	1.7	(1.6)	2,998	2,937	2.1
Net (income) loss attributable to noncontrolling interests	(12)	(13)	(14)	7.7	14.3	(25)	(29)	13.8

Net income attributable to U.S. Bancorp	$1,500	$1,473	$1,522	1.8	(1.4)	$2,973	$2,908	2.2

Net income applicable to U.S. Bancorp common shareholders	$1,430	$1,387	$1,435	3.1	(.3)	$2,817	$2,764	1.9

Diluted earnings per common share	$.85	$.82	$.83	3.7	2.4	$1.66	$1.59	4.4

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	2Q	1Q	2Q	2Q17 vs	2Q17 vs	YTD	YTD
	2017	2017	2016	1Q17	2Q16	2017	2016	Change
Components of net interest income
Income on earning assets	$3,584	$3,451	$3,305	$133	$279	$7,035	$6,580	$455
Expense on interest-bearing liabilities	516	456	409	60	107	972	796	176

Net interest income	$3,068	$2,995	$2,896	$73	$172	$6,063	$5,784	$279

Average yields and rates paid
Earning assets yield	3.56%	3.49%	3.44%	.07%	.12%	3.52%	3.46%	.06%
Rate paid on interest-bearing liabilities	.69	.62	.58	.07	.11	.66	.57	.09

Gross interest margin	2.87%	2.87%	2.86%	—%	.01%	2.86%	2.89%	(.03)%

Net interest margin	3.04%	3.03%	3.02%	.01%	.02%	3.04%	3.04%	—%

Average balances
Investment securities (a)	$111,368	$110,764	$107,132	$604	$4,236	$111,067	$106,581	$4,486
Loans	275,528	273,158	266,582	2,370	8,946	274,350	264,432	9,918
Earning assets	403,883	399,281	385,368	4,602	18,515	401,595	381,788	19,807
Interest-bearing liabilities	299,271	296,170	285,796	3,101	13,475	297,729	282,656	15,073

(a)	Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the second quarter of 2017 was $3,068 million, an increase of $172 million (5.9 percent) over the second quarter of 2016. The increase was principally driven by loan growth and the impact of higher interest rates. Average earning assets were $18.5 billion (4.8 percent) higher than the second quarter of 2016, reflecting increases of $8.9 billion (3.4 percent) in average total loans, $4.2 billion (4.0 percent) in average investment securities and higher average cash balances to meet certain regulatory liquidity expectations. Net interest income on a taxable-equivalent basis increased $73 million (2.4 percent) linked quarter driven by loan growth, the impact of higher interest rates and an additional day in the second quarter. In addition, average earning assets were $4.6 billion higher on a linked quarter basis, mainly from higher average loans and average cash balances.

The net interest margin in the second quarter of 2017 was 3.04 percent, compared with 3.02 percent in the second quarter of 2016, and 3.03 percent in the first quarter of 2017. The increase in the net interest margin on a year-over-year basis was due to rising interest rates partially offset by loan portfolio mix, lower

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

reinvestment rates on maturing securities through the first quarter of 2017 and higher cash balances. The increase on a linked quarter basis was primarily driven by the recent Federal Reserve rate increases, partially offset by the impact of a flatter yield curve and higher cash balances.

Investment Securities

Average investment securities in the second quarter of 2017 were $4.2 billion (4.0 percent) higher year-over-year and $604 million (0.5 percent) higher than the prior quarter. These increases were primarily due to purchases of U.S. Treasury and U.S. government agency-backed securities, net of prepayments and maturities, in support of liquidity management.

AVERAGE LOANS								Table 4

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q17 vs	2Q17 vs	YTD	YTD	Percent
	2017	2017	2016	1Q17	2Q16	2017	2016	Change
Commercial	$90,061	$88,284	$86,899	2.0	3.6	$89,177	$85,741	4.0
Lease financing	5,577	5,455	5,255	2.2	6.1	5,517	5,246	5.2

Total commercial	95,638	93,739	92,154	2.0	3.8	94,694	90,987	4.1
Commercial mortgages	30,627	31,461	31,950	(2.7)	(4.1)	31,042	31,893	(2.7)
Construction and development	11,922	11,697	11,038	1.9	8.0	11,810	10,801	9.3

Total commercial real estate	42,549	43,158	42,988	(1.4)	(1.0)	42,852	42,694	.4
Residential mortgages	58,544	57,900	55,501	1.1	5.5	58,224	54,854	6.1
Credit card	20,631	20,845	20,140	(1.0)	2.4	20,737	20,192	2.7
Retail leasing	7,181	6,469	5,326	11.0	34.8	6,827	5,253	30.0
Home equity and second mortgages	16,252	16,259	16,394	—	(.9)	16,256	16,381	(.8)
Other	31,194	31,056	29,748	.4	4.9	31,125	29,649	5.0

Total other retail	54,627	53,784	51,468	1.6	6.1	54,208	51,283	5.7

Total loans, excluding covered loans	271,989	269,426	262,251	1.0	3.7	270,715	260,010	4.1

Covered loans	3,539	3,732	4,331	(5.2)	(18.3)	3,635	4,422	(17.8)

Total loans	$275,528	$273,158	$266,582	.9	3.4	$274,350	$264,432	3.8

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

Loans

Average total loans were $8.9 billion (3.4 percent) higher in the second quarter of 2017 than the second quarter of 2016. The increase was due to growth in total commercial loans (3.8 percent), total other retail loans (6.1 percent), residential mortgages (5.5 percent), and credit card loans (2.4 percent). These increases were partially offset by a decrease in total commercial real estate loans (1.0 percent) due to payoffs given recent capital market financing by customers and run-off in the covered loans portfolio (18.3 percent). Average total loans were $2.4 billion (0.9 percent) higher in the second quarter of 2017 than the first quarter of 2017. This increase was primarily driven by linked quarter growth in total commercial loans (2.0 percent), total other retail loans (1.6 percent) and residential mortgages (1.1 percent), partially offset by decreases in total commercial real estate loans (1.4 percent), credit card loans (1.0 percent) and covered loans (5.2 percent).

AVERAGE DEPOSITS								Table 5

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q17 vs	2Q17 vs	YTD	YTD	Percent
	2017	2017	2016	1Q17	2Q16	2017	2016	Change
Noninterest-bearing deposits	$82,710	$80,738	$79,171	2.4	4.5	$81,729	$78,870	3.6
Interest-bearing savings deposits
Interest checking	67,290	65,681	60,842	2.4	10.6	66,490	59,376	12.0
Money market savings	106,777	108,759	92,904	(1.8)	14.9	107,763	89,683	20.2
Savings accounts	43,524	42,609	40,258	2.1	8.1	43,069	39,754	8.3

Total savings deposits	217,591	217,049	194,004	.2	12.2	217,322	188,813	15.1
Time deposits	30,871	30,646	34,211	.7	(9.8)	30,759	33,949	(9.4)

Total interest-bearing deposits	248,462	247,695	228,215	.3	8.9	248,081	222,762	11.4

Total deposits	$331,172	$328,433	$307,386	.8	7.7	$329,810	$301,632	9.3

Deposits

Average total deposits for the second quarter of 2017 were $23.8 billion (7.7 percent) higher than the second quarter of 2016. Average noninterest-bearing deposits increased $3.5 billion (4.5 percent) year-over-year driven by growth across all business lines. Average total savings deposits were $23.6 billion (12.2 percent) higher year-over-year, the result of growth across all business lines. Average time deposits were $3.3 billion (9.8 percent) lower than the prior year quarter. Changes in time deposits are largely related to

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

those deposits managed as an alternative to other funding sources such as wholesale borrowing, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $2.7 billion (0.8 percent) over the first quarter of 2017. On a linked quarter basis, average noninterest-bearing deposits increased $2.0 billion (2.4 percent) mainly in Wealth Management and Securities Services and Consumer and Small Business Banking. Average total savings deposits grew $542 million (0.2 percent) primarily driven by Consumer and Small Business Banking and Wealth Management and Securities Services, partially offset by decreases in Wholesale Banking and Commercial Real Estate. Average time deposits, which are managed based on funding needs, relative pricing, and liquidity characteristics, increased $225 million (0.7 percent) on a linked quarter basis.

NONINTEREST INCOME								Table 6

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q17 vs	2Q17 vs	YTD	YTD	Percent
	2017	2017	2016	1Q17	2Q16	2017	2016	Change
Credit and debit card revenue	$319	$292	$296	9.2	7.8	$611	$562	8.7
Corporate payment products revenue	184	179	181	2.8	1.7	363	351	3.4
Merchant processing services	407	378	403	7.7	1.0	785	776	1.2
ATM processing services	90	85	84	5.9	7.1	175	164	6.7
Trust and investment management fees	380	368	358	3.3	6.1	748	697	7.3
Deposit service charges	184	177	179	4.0	2.8	361	347	4.0
Treasury management fees	160	153	147	4.6	8.8	313	289	8.3
Commercial products revenue	210	207	238	1.4	(11.8)	417	435	(4.1)
Mortgage banking revenue	212	207	238	2.4	(10.9)	419	425	(1.4)
Investment products fees	41	40	39	2.5	5.1	81	79	2.5
Securities gains (losses), net	9	29	3	(69.0)	nm	38	6	nm
Other	223	214	386	4.2	(42.2)	437	570	(23.3)

Total noninterest income	$2,419	$2,329	$2,552	3.9	(5.2)	$4,748	$4,701	1.0

Noninterest Income

Second quarter noninterest income of $2,419 million was $133 million (5.2 percent) lower than the second quarter of 2016. Excluding the impact of the second quarter 2016 notable item ($180 million of equity investment income, primarily the result of selling our membership in Visa Europe Limited to Visa, Inc.), noninterest income increased $47 million (2.0 percent), driven by increases in payment services revenue, trust and investment management fees, and treasury management fees, partially offset by decreases

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

in commercial products revenue and mortgage banking revenue. Payment services revenue was higher principally due to an increase in credit and debit card revenue of $23 million (7.8 percent), driven by higher sales volumes. Merchant processing services revenue increased $4 million (1.0 percent). Adjusted for the impact of foreign currency rate changes, year-over-year merchant processing services revenue increased approximately 2.7 percent. Trust and investment management fees increased $22 million (6.1 percent) primarily due to favorable market conditions and account growth. Treasury management fees increased $13 million (8.8 percent) due to higher transaction volume. Commercial products revenue decreased $28 million (11.8 percent) primarily due to significant market activity in the second quarter of 2016. Mortgage banking revenue decreased $26 million (10.9 percent) due to lower origination and sales volume from home refinancing. Refinancing activities were significantly higher in the second quarter of 2016 due to lower long term interest rates.

Noninterest income was $90 million (3.9 percent) higher in the second quarter of 2017 than the first quarter of 2017 reflecting seasonally higher fee-based revenue driven by payment services revenue. Payment services revenue growth included increases in credit and debit card revenue of $27 million (9.2 percent), corporate payment product revenue of $5 million (2.8 percent) and merchant processing services revenue of $29 million (7.7 percent) primarily due to higher sales volumes. Trust and investment management fees increased $12 million (3.3 percent) principally due to account growth.

NONINTEREST EXPENSE								Table 7

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q17 vs	2Q17 vs	YTD	YTD	Percent
	2017	2017	2016	1Q17	2Q16	2017	2016	Change
Compensation	$1,416	$1,391	$1,277	1.8	10.9	$2,807	$2,526	11.1
Employee benefits	287	314	278	(8.6)	3.2	601	578	4.0
Net occupancy and equipment	255	247	243	3.2	4.9	502	491	2.2
Professional services	105	96	121	9.4	(13.2)	201	219	(8.2)
Marketing and business development	109	90	149	21.1	(26.8)	199	226	(11.9)
Technology and communications	242	235	241	3.0	.4	477	474	.6
Postage, printing and supplies	81	81	77	—	5.2	162	156	3.8
Other intangibles	43	44	44	(2.3)	(2.3)	87	89	(2.2)
Other	485	446	562	8.7	(13.7)	931	982	(5.2)

Total noninterest expense	$3,023	$2,944	$2,992	2.7	1.0	$5,967	$5,741	3.9

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

Noninterest Expense

Second quarter noninterest expense of $3,023 million was $31 million (1.0 percent) higher than the second quarter of 2016. Excluding the second quarter 2016 notable items, noninterest expense increased $181 million (6.4 percent) primarily due to higher compensation and other noninterest expense. Second quarter 2016 notable items included $110 million in accruals related to legal and regulatory matters, along with $40 million for charitable contributions. Compensation expense increased $139 million (10.9 percent) principally due to the impact of hiring to support business growth and compliance programs, merit increases, and higher variable compensation. Other expense increased $33 million (7.3 percent) primarily due to the impact of the FDIC insurance surcharge which began in the third quarter of 2016.

Noninterest expense increased $79 million (2.7 percent) on a linked quarter basis driven by higher compensation expense, marketing and business development expense, and other expense, partially offset by lower employee benefits expense. Compensation expense increased $25 million (1.8 percent) principally due to the impact of hiring to support business growth and compliance programs, merit increases, and higher variable compensation. Marketing and business development expense increased $19 million (21.1 percent) due to the timing of certain revenue-related marketing and brand advertising, while other expense increased $39 million (8.7 percent) reflecting higher costs related to investments in tax-advantaged projects. Partially offsetting these increases was a decrease in employee benefits expense of $27 million (8.6 percent) driven by seasonally lower payroll tax expense.

Provision for Income Taxes

The provision for income taxes for the second quarter of 2017 resulted in a tax rate on a taxable-equivalent basis of 28.5 percent (effective tax rate of 26.7 percent), compared with 27.9 percent (effective tax rate of 26.1 percent) in the second quarter of 2016, and 27.0 percent (effective tax rate of 25.1 percent) in the first quarter of 2017. The lower tax rate for the first quarter of 2017 reflected the tax benefit associated with stock-based compensation under new accounting guidance effective the first quarter of 2017. The impact of this guidance is expected to principally be reflected in the first quarter of each year.

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

ALLOWANCE FOR CREDIT LOSSES									Table 8

($ in millions)	2Q 2017	% (b)	1Q 2017	% (b)	4Q 2016	% (b)	3Q 2016	% (b)	2Q 2016	% (b)
Balance, beginning of period	$4,366		$4,357		$4,338		$4,329		$4,320
Net charge-offs
Commercial	75	.33	71	.33	71	.32	84	.38	74	.34
Lease financing	3	.22	4	.30	5	.37	3	.23	5	.38

Total commercial	78	.33	75	.32	76	.32	87	.37	79	.34
Commercial mortgages	(7)	(.09)	(1)	(.01)	(3)	(.04)	5	.06	(4)	(.05)
Construction and development	(2)	(.07)	(1)	(.03)	(6)	(.21)	(4)	(.14)	4	.15

Total commercial real estate	(9)	(.08)	(2)	(.02)	(9)	(.08)	1	.01	—	—
Residential mortgages	8	.05	12	.08	12	.08	12	.08	17	.12
Credit card	204	3.97	190	3.70	181	3.44	161	3.11	170	3.39
Retail leasing	2	.11	3	.19	1	.06	1	.07	2	.15
Home equity and second mortgages	(1)	(.02)	(1)	(.02)	(1)	(.02)	1	.02	(1)	(.02)
Other	58	.75	58	.76	62	.79	52	.68	50	.68

Total other retail	59	.43	60	.45	62	.46	54	.41	51	.40

Total net charge-offs, excluding covered loans	340	.50	335	.50	322	.48	315	.47	317	.49
Covered loans	—	—	—	—	—	—	—	—	—	—

Total net charge-offs	340	.49	335	.50	322	.47	315	.46	317	.48
Provision for credit losses	350		345		342		325		327
Other changes (a)	1		(1)		(1)		(1)		(1)

Balance, end of period	$4,377		$4,366		$4,357		$4,338		$4,329

Components
Allowance for loan losses	$3,856		$3,816		$3,813		$3,797		$3,806
Liability for unfunded credit commitments	521		550		544		541		523

Total allowance for credit losses	$4,377		$4,366		$4,357		$4,338		$4,329

Gross charge-offs	$437		$417		$405		$398		$407
Gross recoveries	$97		$82		$83		$83		$90
Allowance for credit losses as a percentage of Period-end loans, excluding covered loans	1.59		1.61		1.60		1.61		1.62
Nonperforming loans, excluding covered loans	385		338		317		309		311
Nonperforming assets, excluding covered assets	331		296		275		264		263
Period-end loans	1.58		1.60		1.59		1.60		1.61
Nonperforming loans	383		338		318		310		312
Nonperforming assets	324		292		272		261		259

(a)	Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.
(b)	Annualized and calculated on average loan balances

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

Credit Quality

The Company’s provision for credit losses for the second quarter of 2017 was $350 million, which was $5 million (1.4 percent) higher than the prior quarter and $23 million (7.0 percent) higher than the second quarter of 2016. Credit quality was relatively stable compared with the first quarter of 2017.

The provision for credit losses was $10 million higher than net charge-offs in the second quarter of 2017, the first quarter of 2017, and the second quarter of 2016. Total net charge-offs in the second quarter of 2017 were $340 million, compared with $335 million in the first quarter of 2017, and $317 million in the second quarter of 2016. Net charge-offs increased $5 million (1.5 percent) compared with the first quarter of 2017 mainly due to higher credit card loan net charge-offs. Net charge-offs increased $23 million (7.3 percent) compared with the second quarter of 2016 primarily due to higher credit card loan net charge-offs, partially offset by lower net charge-offs from total commercial real estate and residential mortgages. The net charge-off ratio was 0.49 percent in the second quarter of 2017, compared with 0.50 percent in the first quarter of 2017 and 0.48 percent in the second quarter of 2016.

The allowance for credit losses was $4,377 million at June 30, 2017, compared with $4,366 million at March 31, 2017, and $4,329 million at June 30, 2016. The ratio of the allowance for credit losses to period-end loans was 1.58 percent at June 30, 2017, compared with 1.60 percent at March 31, 2017, and 1.61 percent at June 30, 2016. The ratio of the allowance for credit losses to nonperforming loans was 383 percent at June 30, 2017, compared with 338 percent at March 31, 2017, and 312 percent at June 30, 2016.

Nonperforming assets were $1,349 million at June 30, 2017, compared with $1,495 million at March 31, 2017, and $1,672 million at June 30, 2016. The ratio of nonperforming assets to loans and other real estate was 0.49 percent at June 30, 2017, compared with 0.55 percent at March 31, 2017, and 0.62 percent at June 30, 2016. The $146 million (9.8 percent) decrease in nonperforming assets on a linked quarter basis was driven by improvements in commercial loans and residential mortgages. The $323 million (19.3 percent) decrease in nonperforming assets on a year-over-year basis was driven by improvements in commercial loans, residential mortgages and other real estate. Accruing loans 90 days or more past due were $639 million ($477 million excluding covered loans) at June 30, 2017, compared with $718 million ($524 million excluding covered loans) at March 31, 2017, and $724 million ($478 million excluding covered loans) at June 30, 2016.

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES					Table 9

(Percent)
	Jun 30 2017	Mar 31 2017	Dec 31 2016	Sep 30 2016	Jun 30 2016
Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.05	.06	.06	.05	.05
Commercial real estate	—	.01	.02	.02	.03
Residential mortgages	.20	.24	.27	.28	.27
Credit card	1.10	1.23	1.16	1.11	.98
Other retail	.14	.14	.15	.14	.13
Total loans, excluding covered loans	.17	.19	.20	.19	.18
Covered loans	4.71	5.34	5.53	5.72	5.81
Total loans	.23	.26	.28	.28	.27
Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.39	.52	.57	.61	.58
Commercial real estate	.29	.27	.31	.26	.27
Residential mortgages	1.10	1.23	1.31	1.37	1.39
Credit card	1.10	1.24	1.18	1.13	1.00
Other retail	.42	.43	.45	.42	.43
Total loans, excluding covered loans	.59	.67	.71	.72	.70
Covered loans	5.06	5.53	5.68	5.89	5.98
Total loans	.64	.73	.78	.79	.79

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

ASSET QUALITY					Table 10

($ in millions)
	Jun 30 2017	Mar 31 2017	Dec 31 2016	Sep 30 2016	Jun 30 2016
Nonperforming loans
Commercial	$283	$397	$443	$477	$450
Lease financing	39	42	40	40	39

Total commercial	322	439	483	517	489
Commercial mortgages	84	74	87	98	91
Construction and development	35	36	37	7	12

Total commercial real estate	119	110	124	105	103
Residential mortgages	530	575	595	614	628
Credit card	1	2	3	4	5
Other retail	158	157	157	153	157

Total nonperforming loans, excluding covered loans	1,130	1,283	1,362	1,393	1,382
Covered loans	12	7	6	7	7

Total nonperforming loans	1,142	1,290	1,368	1,400	1,389
Other real estate (a)	157	155	186	213	229
Covered other real estate (a)	25	22	26	28	34
Other nonperforming assets	25	28	23	23	20

Total nonperforming assets (b)	$1,349	$1,495	$1,603	$1,664	$1,672

Total nonperforming assets, excluding covered assets	$1,312	$1,466	$1,571	$1,629	$1,631

Accruing loans 90 days or more past due, excluding covered loans	$477	$524	$552	$518	$478

Accruing loans 90 days or more past due	$639	$718	$764	$748	$724

Performing restructured loans, excluding GNMA and covered loans	$2,473	$2,478	$2,557	$2,672	$2,676

Performing restructured GNMA and covered loans	$1,803	$1,746	$1,604	$1,375	$1,602

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.48	.54	.58	.61	.62
Nonperforming assets to loans plus ORE (%)	.49	.55	.59	.61	.62

(a)	Includes equity investments in entities whose principal assets are other real estate owned.
(b)	Does not include accruing loans 90 days or more past due.

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

COMMON SHARES					Table 11

(Millions)	2Q 2017	1Q 2017	4Q 2016	3Q 2016	2Q 2016
Beginning shares outstanding	1,692	1,697	1,705	1,719	1,732
Shares issued for stock incentive plans, acquisitions and other corporate purposes	1	6	6	2	2
Shares repurchased	(14)	(11)	(14)	(16)	(15)

Ending shares outstanding	1,679	1,692	1,697	1,705	1,719

CAPITAL POSITION					Table 12

($ in millions)	Jun 30 2017	Mar 31 2017	Dec 31 2016	Sep 30 2016	Jun 30 2016
Total U.S. Bancorp shareholders’ equity	$48,320	$47,798	$47,298	$47,759	$47,390
Standardized Approach
Basel III transitional standardized approach
Common equity tier 1 capital	$34,408	$33,847	$33,720	$33,827	$33,444
Tier 1 capital	39,943	39,374	39,421	39,531	39,148
Total risk-based capital	47,824	47,279	47,355	47,452	47,049
Common equity tier 1 capital ratio	9.5%	9.5%	9.4%	9.5%	9.5%
Tier 1 capital ratio	11.1	11.0	11.0	11.1	11.1
Total risk-based capital ratio	13.2	13.3	13.2	13.3	13.4
Leverage ratio	9.1	9.1	9.0	9.2	9.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (a)	9.3	9.2	9.1	9.3	9.3
Advanced Approaches
Common equity tier 1 capital to risk-weighted assets for the Basel III transitional advanced approaches	12.0	11.8	12.2	12.4	12.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (a)	11.7	11.5	11.7	12.1	12.0
Tangible common equity to tangible assets (a)	7.5	7.6	7.5	7.5	7.6
Tangible common equity to risk-weighted assets (a)	9.4	9.4	9.2	9.3	9.3

Beginning January 1, 2014, the regulatory capital requirements effective for the Company follow Basel III, subject to certain transition provisions from Basel I over the following four years to full implementation by January 1, 2018. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches, with the Company’s capital adequacy being evaluated against the methodology that is most restrictive.

(a)	See Non-GAAP Financial Measures reconciliation on page 21

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

Capital Management

Total U.S. Bancorp shareholders’ equity was $48.3 billion at June 30, 2017, compared with $47.8 billion at March 31, 2017, and $47.4 billion at June 30, 2016. During the second quarter, the Company returned 81 percent of earnings to shareholders through dividends and share buybacks.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The estimated common equity tier 1 capital to risk-weighted assets ratio using the Basel III fully implemented standardized approach was 9.3 percent at June 30, 2017, compared with 9.2 percent at March 31, 2017, and 9.3 percent at June 30, 2016. The estimated common equity tier 1 capital to risk-weighted assets ratio using the Basel III fully implemented advanced approaches method was 11.7 percent at June 30, 2017, compared with 11.5 percent at March 31, 2017, and 12.0 percent at June 30, 2016.

On Wednesday, July 19, 2017, at 8:00 a.m. CDT, Andy Cecere, president and chief executive officer, and Terry Dolan, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side near the bottom of the page. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 32712626. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CDT on Wednesday, July 19 and will be accessible through Wednesday, July 26 at 11:00 p.m. CDT. To access the recorded message within the United States and Canada, please dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 32712626.

Minneapolis-based U.S. Bancorp (NYSE: USB), with $464 billion in assets as of June 30, 2017, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,088 banking offices in 25 states and 4,826 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets could cause credit losses and deterioration in asset values. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports Second Quarter 2017 Results

July 19, 2017

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets,

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach, and

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches.

These capital measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator of the currently effective ratios, which are subject to certain transitional provisions, temporarily excludes a portion of unrealized gains and losses related to available-for-sale securities and retirement plan obligations, and includes a portion of capital related to intangible assets, other than mortgage servicing rights. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

###

U.S. Bancorp

Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2017	2016	2017	2016
Interest Income
Loans	$2,901	$2,664	$5,698	$5,308
Loans held for sale	29	36	64	67
Investment securities	555	523	1,085	1,040
Other interest income	46	29	84	58

Total interest income	3,531	3,252	6,931	6,473
Interest Expense
Deposits	238	152	437	291
Short-term borrowings	77	66	143	131
Long-term debt	199	189	389	371

Total interest expense	514	407	969	793

Net interest income	3,017	2,845	5,962	5,680
Provision for credit losses	350	327	695	657

Net interest income after provision for credit losses	2,667	2,518	5,267	5,023
Noninterest Income
Credit and debit card revenue	319	296	611	562
Corporate payment products revenue	184	181	363	351
Merchant processing services	407	403	785	776
ATM processing services	90	84	175	164
Trust and investment management fees	380	358	748	697
Deposit service charges	184	179	361	347
Treasury management fees	160	147	313	289
Commercial products revenue	210	238	417	435
Mortgage banking revenue	212	238	419	425
Investment products fees	41	39	81	79
Securities gains (losses), net	9	3	38	6
Other	223	386	437	570

Total noninterest income	2,419	2,552	4,748	4,701
Noninterest Expense
Compensation	1,416	1,277	2,807	2,526
Employee benefits	287	278	601	578
Net occupancy and equipment	255	243	502	491
Professional services	105	121	201	219
Marketing and business development	109	149	199	226
Technology and communications	242	241	477	474
Postage, printing and supplies	81	77	162	156
Other intangibles	43	44	87	89
Other	485	562	931	982

Total noninterest expense	3,023	2,992	5,967	5,741

Income before income taxes	2,063	2,078	4,048	3,983
Applicable income taxes	551	542	1,050	1,046

Net income	1,512	1,536	2,998	2,937
Net (income) loss attributable to noncontrolling interests	(12)	(14)	(25)	(29)

Net income attributable to U.S. Bancorp	$1,500	$1,522	$2,973	$2,908

Net income applicable to U.S. Bancorp common shareholders	$1,430	$1,435	$2,817	$2,764

Earnings per common share	$.85	$.83	$1.67	$1.60
Diluted earnings per common share	$.85	$.83	$1.66	$1.59
Dividends declared per common share	$.280	$.255	$.560	$.510
Average common shares outstanding	1,684	1,725	1,689	1,731
Average diluted common shares outstanding	1,690	1,731	1,695	1,737

U.S. Bancorp

Consolidated Ending Balance Sheet

(Dollars in Millions)	June 30, 2017	December 31, 2016	June 30, 2016
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$28,964	$15,705	$14,038
Investment securities
Held-to-maturity	43,659	42,991	42,030
Available-for-sale	67,455	66,284	66,490
Loans held for sale	3,661	4,826	4,311
Loans
Commercial	96,836	93,386	92,514
Commercial real estate	41,908	43,098	43,290
Residential mortgages	58,796	57,274	55,904
Credit card	20,861	21,749	20,571
Other retail	55,445	53,864	52,008

Total loans, excluding covered loans	273,846	269,371	264,287
Covered loans	3,437	3,836	4,234

Total loans	277,283	273,207	268,521
Less allowance for loan losses	(3,856)	(3,813)	(3,806)

Net loans	273,427	269,394	264,715
Premises and equipment	2,413	2,443	2,459
Goodwill	9,361	9,344	9,359
Other intangible assets	3,216	3,303	2,852
Other assets	31,688	31,674	32,209

Total assets	$463,844	$445,964	$438,463

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$93,029	$86,097	$86,572
Interest-bearing	254,233	248,493	231,018

Total deposits	347,262	334,590	317,590
Short-term borrowings	14,412	13,963	18,433
Long-term debt	37,814	33,323	36,941
Other liabilities	15,407	16,155	17,470

Total liabilities	414,895	398,031	390,434
Shareholders’ equity
Preferred stock	5,419	5,501	5,501
Common stock	21	21	21
Capital surplus	8,425	8,440	8,402
Retained earnings	52,033	50,151	48,269
Less treasury stock	(16,332)	(15,280)	(14,241)
Accumulated other comprehensive income (loss)	(1,246)	(1,535)	(562)

Total U.S. Bancorp shareholders’ equity	48,320	47,298	47,390
Noncontrolling interests	629	635	639

Total equity	48,949	47,933	48,029

Total liabilities and equity	$463,844	$445,964	$438,463

U.S. Bancorp

Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Total equity	$48,949	$48,433	$47,933	$48,399	$48,029
Preferred stock	(5,419)	(5,419)	(5,501)	(5,501)	(5,501)
Noncontrolling interests	(629)	(635)	(635)	(640)	(639)
Goodwill (net of deferred tax liability) (1)	(8,181)	(8,186)	(8,203)	(8,239)	(8,246)
Intangible assets, other than mortgage servicing rights	(634)	(671)	(712)	(756)	(796)

Tangible common equity (a)	34,086	33,522	32,882	33,263	32,847
Tangible common equity (as calculated above)	34,086	33,522	32,882	33,263	32,847
Adjustments (2)	(51)	(136)	(55)	97	133

Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (b)	34,035	33,386	32,827	33,360	32,980
Total assets	463,844	449,522	445,964	454,134	438,463
Goodwill (net of deferred tax liability) (1)	(8,181)	(8,186)	(8,203)	(8,239)	(8,246)
Intangible assets, other than mortgage servicing rights	(634)	(671)	(712)	(756)	(796)

Tangible assets (c)	455,029	440,665	437,049	445,139	429,421
Risk-weighted assets, determined in accordance with prescribed transitional standardized approach regulatory requirements (d)	361,164 *	356,373	358,237	356,733	351,462
Adjustments (3)	3,967 *	4,731	4,027	3,165	3,079

Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)	365,131 *	361,104	362,264	359,898	354,541
Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements	287,124 *	285,963	277,141	272,832	271,495
Adjustments (4)	4,231 *	5,046	4,295	3,372	3,283

Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)	291,355 *	291,009	281,436	276,204	274,778
Ratios *
Tangible common equity to tangible assets (a)/(c)	7.5%	7.6%	7.5%	7.5%	7.6%
Tangible common equity to risk-weighted assets (a)/(d)	9.4	9.4	9.2	9.3	9.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)/(e)	9.3	9.2	9.1	9.3	9.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (b)/(f)	11.7	11.5	11.7	12.1	12.0

	Three Months Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Net interest income	$3,017	$2,945	$2,955	$2,893	$2,845
Taxable-equivalent adjustment (5)	51	50	49	50	51

Net interest income, on a taxable-equivalent basis	3,068	2,995	3,004	2,943	2,896
Net interest income, on a taxable-equivalent basis (as calculated above)	3,068	2,995	3,004	2,943	2,896
Noninterest income	2,419	2,329	2,431	2,445	2,552
Less: Securities gains (losses), net	9	29	6	10	3

Total net revenue, excluding net securities gains (losses) (g)	5,478	5,295	5,429	5,378	5,445
Noninterest expense (h)	3,023	2,944	3,004	2,931	2,992
Less: Intangible amortization	43	44	45	45	44

Noninterest expense, excluding intangible amortization (i)	2,980	2,900	2,959	2,886	2,948
Efficiency ratio (h)/(g)	55.2%	55.6%	55.3%	54.5%	54.9%
Tangible efficiency ratio (i)/(g)	54.4	54.8	54.5	53.7	54.1

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income (loss) and other adjustments.
(3)	Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.
(4)	Primarily reflects higher risk-weighting for mortgage servicing rights.
(5)	Utilizes a tax rate of 35 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

Supplemental Business Line Schedules

2Q 2017

U.S. Bancorp Second Quarter 2017 Business Line Results

July 19, 2017

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)

($ in millions)
	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			2Q 2017
Business Line	2Q 2017	1Q 2017	2Q 2016	2Q17 vs 1Q17	2Q17 vs 2Q16	YTD 2017	YTD 2016	Percent Change	Earnings Composition
Wholesale Banking and Commercial Real Estate	$291	$255	$232	14.1	25.4	$546	$348	56.9	20%
Consumer and Small Business Banking	319	302	331	5.6	(3.6)	621	686	(9.5)	21
Wealth Management and Securities Services	124	107	95	15.9	30.5	231	170	35.9	8
Payment Services	257	268	319	(4.1)	(19.4)	525	605	(13.2)	17
Treasury and Corporate Support	509	541	545	(5.9)	(6.6)	1,050	1,099	(4.5)	34

Consolidated Company	$1,500	$1,473	$1,522	1.8	(1.4)	$2,973	$2,908	2.2	100%

(a)	preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2017, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

U.S. Bancorp Second Quarter 2017 Business Line Results

July 19, 2017

WHOLESALE BANKING AND COMMERCIAL REAL ESTATE (a)

($ in millions)
				Percent Change
	2Q 2017	1Q 2017	2Q 2016	2Q17 vs 1Q17	2Q17 vs 2Q16	YTD 2017	YTD 2016	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$602	$588	$546	2.4	10.3	$1,190	$1,075	10.7
Noninterest income	238	244	250	(2.5)	(4.8)	482	456	5.7
Securities gains (losses), net	—	(3)	—	nm	—	(3)	—	nm

Total net revenue	840	829	796	1.3	5.5	1,669	1,531	9.0
Noninterest expense	399	391	363	2.0	9.9	790	714	10.6
Other intangibles	1	1	1	—	—	2	2	—

Total noninterest expense	400	392	364	2.0	9.9	792	716	10.6

Income before provision and taxes	440	437	432	.7	1.9	877	815	7.6
Provision for credit losses	(18)	36	68	nm	nm	18	269	(93.3)

Income before income taxes	458	401	364	14.2	25.8	859	546	57.3
Income taxes and taxable-equivalent adjustment	167	146	132	14.4	26.5	313	198	58.1

Net income	291	255	232	14.1	25.4	546	348	56.9
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$291	$255	$232	14.1	25.4	$546	$348	56.9

Average Balance Sheet Data
Loans	$94,221	$93,727	$92,091	.5	2.3	$93,976	$91,118	3.1
Other earning assets	3,107	2,882	2,232	7.8	39.2	2,995	2,235	34.0
Goodwill	1,647	1,647	1,647	—	—	1,647	1,647	—
Other intangible assets	14	15	17	(6.7)	(17.6)	14	18	(22.2)
Assets	103,099	102,308	100,475	.8	2.6	102,706	99,459	3.3
Noninterest-bearing deposits	36,362	36,884	36,183	(1.4)	.5	36,622	36,441	.5
Interest-bearing deposits	68,859	70,533	61,418	(2.4)	12.1	69,691	58,112	19.9

Total deposits	105,221	107,417	97,601	(2.0)	7.8	106,313	94,553	12.4
Total U.S. Bancorp shareholders’ equity	9,921	9,680	8,966	2.5	10.7	9,801	8,892	10.2

(a)	preliminary data

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $291 million of the Company’s net income in the second quarter of 2017, compared with $232 million in the second quarter of 2016. Wholesale Banking and Commercial Real Estate’s net income increased $59 million (25.4 percent) over the same quarter of 2016. Total net revenue increased $44 million (5.5 percent) due to a $56 million (10.3 percent) increase in net interest income, partially offset by a decrease of $12 million (4.8 percent) in total noninterest income. Net interest income grew year-over-year primarily due to the benefit of rising rates

U.S. Bancorp Second Quarter 2017 Business Line Results

July 19, 2017

on deposits and growth in average loan and deposit balances, partially offset by lower spread on loans, reflecting a competitive marketplace. Noninterest income decreased year-over-year primarily due to lower capital markets volume compared to a year ago and higher loan related charges, partially offset by higher commercial leasing revenue. Total noninterest expense was $36 million (9.9 percent) higher compared with a year ago primarily due to an increase in variable costs allocated to manage the business, including the impact of the FDIC surcharge on deposit balances, and higher compensation expense, reflecting the impact of increased staffing and merit increases. The provision for credit losses decreased $86 million primarily due to a favorable change in the credit quality within the energy sector compared with the prior year, along with lower net charge-offs.

U.S. Bancorp Second Quarter 2017 Business Line Results

July 19, 2017

CONSUMER AND SMALL BUSINESS BANKING (a)

($ in millions)
				Percent Change
	2Q 2017	1Q 2017	2Q 2016	2Q17 vs 1Q17	2Q17 vs 2Q16	YTD 2017	YTD 2016	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,258	$1,222	$1,167	2.9	7.8	$2,480	$2,324	6.7
Noninterest income	620	585	636	6.0	(2.5)	1,205	1,187	1.5
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	1,878	1,807	1,803	3.9	4.2	3,685	3,511	5.0
Noninterest expense	1,280	1,261	1,231	1.5	4.0	2,541	2,440	4.1
Other intangibles	7	7	8	—	(12.5)	14	16	(12.5)

Total noninterest expense	1,287	1,268	1,239	1.5	3.9	2,555	2,456	4.0

Income before provision and taxes	591	539	564	9.6	4.8	1,130	1,055	7.1
Provision for credit losses	90	65	44	38.5	nm	155	(23)	nm

Income before income taxes	501	474	520	5.7	(3.7)	975	1,078	(9.6)
Income taxes and taxable-equivalent adjustment	182	172	189	5.8	(3.7)	354	392	(9.7)

Net income	319	302	331	5.6	(3.6)	621	686	(9.5)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$319	$302	$331	5.6	(3.6)	$621	$686	(9.5)

Average Balance Sheet Data
Loans	$140,543	$139,118	$135,648	1.0	3.6	$139,835	$134,655	3.8
Other earning assets	3,205	4,022	4,347	(20.3)	(26.3)	3,611	4,035	(10.5)
Goodwill	3,681	3,681	3,681	—	—	3,681	3,681	—
Other intangible assets	2,730	2,768	2,399	(1.4)	13.8	2,749	2,456	11.9
Assets	154,245	153,658	150,588	.4	2.4	153,954	149,299	3.1
Noninterest-bearing deposits	27,304	26,967	26,951	1.2	1.3	27,136	26,457	2.6
Interest-bearing deposits	120,878	119,423	115,036	1.2	5.1	120,155	113,967	5.4

Total deposits	148,182	146,390	141,987	1.2	4.4	147,291	140,424	4.9
Total U.S. Bancorp shareholders’ equity	11,436	11,523	11,082	(.8)	3.2	11,479	11,051	3.9

(a)	preliminary data

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking. Consumer and Small Business Banking contributed $319 million of the Company’s net income in the second quarter of 2017, compared with $331 million in the second quarter of 2016. Consumer and Small Business Banking’s net income decreased $12 million (3.6 percent) from the same quarter of 2016. Total net revenue increased $75 million (4.2 percent) due to a $91 million (7.8 percent) increase in net interest income, partially offset by a decrease of $16 million (2.5 percent) in total noninterest income. Net interest income increased year-over-year primarily due to the impact of higher rates on the margin benefit from deposits

U.S. Bancorp Second Quarter 2017 Business Line Results

July 19, 2017

along with growth in average loan and deposit balances, partially offset by lower spread on loans. Noninterest income decreased year-over-year principally driven by lower mortgage banking revenue due to lower origination and sales volume related to refinancing activities, partially offset by the value of mortgage servicing rights, net of hedging activities. Partially offsetting the impact of mortgage banking revenue was higher ATM processing services and treasury management fees. Total noninterest expense in the second quarter of 2017 increased $48 million (3.9 percent) over the same quarter of the prior year primarily due to higher compensation and employee benefits expense, reflecting the impact of increased staffing and merit increases, and higher net shared services expense, driven by implementation costs of capital investments to support business growth, and the impact of the FDIC surcharge on deposit balances. The provision for credit losses increased $46 million primarily due to growth in auto loans and the release of reserves in the prior year quarter as a result of improvements in the mortgage portfolio, along with higher net charge-offs.

U.S. Bancorp Second Quarter 2017 Business Line Results

July 19, 2017

WEALTH MANAGEMENT AND SECURITIES SERVICES (a)

($ in millions)
				Percent Change
	2Q 2017	1Q 2017	2Q 2016	2Q17 vs 1Q17	2Q17 vs 2Q16	YTD 2017	YTD 2016	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$187	$179	$122	4.5	53.3	$366	$239	53.1
Noninterest income	413	398	401	3.8	3.0	811	780	4.0
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	600	577	523	4.0	14.7	1,177	1,019	15.5
Noninterest expense	401	403	366	(.5)	9.6	804	740	8.6
Other intangibles	5	5	6	—	(16.7)	10	12	(16.7)

Total noninterest expense	406	408	372	(.5)	9.1	814	752	8.2

Income before provision and taxes	194	169	151	14.8	28.5	363	267	36.0
Provision for credit losses	(1)	1	1	nm	nm	—	(1)	nm

Income before income taxes	195	168	150	16.1	30.0	363	268	35.4
Income taxes and taxable-equivalent adjustment	71	61	55	16.4	29.1	132	98	34.7

Net income	124	107	95	15.9	30.5	231	170	35.9
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$124	$107	$95	15.9	30.5	$231	$170	35.9

Average Balance Sheet Data
Loans	$8,308	$7,963	$7,056	4.3	17.7	$8,136	$7,054	15.3
Other earning assets	147	153	138	(3.9)	6.5	150	138	8.7
Goodwill	1,567	1,566	1,568	.1	(.1)	1,567	1,568	(.1)
Other intangible assets	83	87	104	(4.6)	(20.2)	85	107	(20.6)
Assets	11,427	11,443	10,081	(.1)	13.4	11,435	10,188	12.2
Noninterest-bearing deposits	15,971	13,867	13,096	15.2	22.0	14,925	12,995	14.9
Interest-bearing deposits	57,907	56,948	48,449	1.7	19.5	57,430	47,024	22.1

Total deposits	73,878	70,815	61,545	4.3	20.0	72,355	60,019	20.6
Total U.S. Bancorp shareholders’ equity	2,365	2,402	2,385	(1.5)	(.8)	2,383	2,380	.1

(a)	preliminary data

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $124 million of the Company’s net income in the second quarter of 2017, compared with $95 million in the second quarter of 2016. Total net revenue increased $77 million (14.7 percent) year-over-year driven by an increase in net interest income of $65 million (53.3 percent) principally due to the impact of higher rates on the margin benefit from deposits along with higher average loan and deposit balances. Noninterest income increased $12 million (3.0 percent) principally due to favorable market conditions and account growth. Total noninterest

U.S. Bancorp Second Quarter 2017 Business Line Results

July 19, 2017

expense increased $34 million (9.1 percent) primarily as a result of higher compensation and employee benefits expense, reflecting the impact of higher staffing and merit increases, higher net shared services expense, and the impact of the FDIC surcharge. The provision for credit losses was relatively flat compared with the prior year quarter.

U.S. Bancorp Second Quarter 2017 Business Line Results

July 19, 2017

PAYMENT SERVICES (a)

($ in millions)

				Percent Change
	2Q 2017	1Q 2017	2Q 2016	2Q17 vs 1Q17	2Q17 vs 2Q16	YTD 2017	YTD 2016	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$540	$549	$513	(1.6)	5.3	$1,089	$1,041	4.6
Noninterest income	909	857	923	6.1	(1.5)	1,766	1,739	1.6
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	1,449	1,406	1,436	3.1	.9	2,855	2,780	2.7
Noninterest expense	722	701	678	3.0	6.5	1,423	1,337	6.4
Other intangibles	30	31	29	(3.2)	3.4	61	59	3.4

Total noninterest expense	752	732	707	2.7	6.4	1,484	1,396	6.3

Income before provision and taxes	697	674	729	3.4	(4.4)	1,371	1,384	(.9)
Provision for credit losses	283	241	215	17.4	31.6	524	407	28.7

Income before income taxes	414	433	514	(4.4)	(19.5)	847	977	(13.3)
Income taxes and taxable-equivalent adjustment	151	158	187	(4.4)	(19.3)	309	355	(13.0)

Net income	263	275	327	(4.4)	(19.6)	538	622	(13.5)
Net (income) loss attributable to noncontrolling interests	(6)	(7)	(8)	14.3	25.0	(13)	(17)	23.5

Net income attributable to U.S. Bancorp	$257	$268	$319	(4.1)	(19.4)	$525	$605	(13.2)

Average Balance Sheet Data
Loans	$29,070	$28,936	$28,193	.5	3.1	$29,003	$28,005	3.6
Other earning assets	241	257	275	(6.2)	(12.4)	249	438	(43.2)
Goodwill	2,458	2,453	2,472	.2	(.6)	2,455	2,467	(.5)
Other intangible assets	408	437	506	(6.6)	(19.4)	422	506	(16.6)
Assets	34,805	34,588	33,997	.6	2.4	34,696	33,998	2.1
Noninterest-bearing deposits	1,015	1,024	925	(.9)	9.7	1,019	943	8.1
Interest-bearing deposits	102	99	97	3.0	5.2	101	96	5.2

Total deposits	1,117	1,123	1,022	(.5)	9.3	1,120	1,039	7.8
Total U.S. Bancorp shareholders’ equity	6,230	6,407	6,376	(2.8)	(2.3)	6,318	6,351	(.5)

(a)	preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $257 million of the Company’s net income in the second quarter of 2017, compared with $319 million in the second quarter of 2016. Total net revenue increased $13 million (0.9 percent) due to a $27 million (5.3 percent) increase in net interest income, partially offset by a decrease of $14 million (1.5 percent) in total noninterest income. Net interest income increased year-over-year primarily due to higher average loan balances and rising interest rates in addition to higher loan fees. Total noninterest income decreased year-over-year primarily due to a gain on the sale of an equity investment in the prior year, partially offset by growth in credit and debit card revenue, corporate payment products revenue and

U.S. Bancorp Second Quarter 2017 Business Line Results

July 19, 2017

merchant processing services revenue driven by higher volumes. Excluding the impact of equity investment activity, total noninterest income increased 3.1 percent. Total noninterest expense increased $45 million (6.4 percent) over the second quarter of 2016 principally due to higher compensation and employee benefits expense, reflecting higher staffing to support business investment and compliance programs and merit increases, and higher net shared services expense. The provision for credit losses increased $68 million (31.6 percent) due to an unfavorable change in the reserve allocation and higher net charge-offs.

U.S. Bancorp Second Quarter 2017 Business Line Results

July 19, 2017

TREASURY AND CORPORATE SUPPORT (a)

($ in millions)

				Percent Change
	2Q 2017	1Q 2017	2Q 2016	2Q17 vs 1Q17	2Q17 vs 2Q16	YTD 2017	YTD 2016	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$481	$457	$548	5.3	(12.2)	$938	$1,105	(15.1)
Noninterest income	230	216	339	6.5	(32.2)	446	533	(16.3)
Securities gains (losses), net	9	32	3	(71.9)	nm	41	6	nm

Total net revenue	720	705	890	2.1	(19.1)	1,425	1,644	(13.3)
Noninterest expense	178	144	310	23.6	(42.6)	322	421	(23.5)
Other intangibles	—	—	—	—	—	—	—	—

Total noninterest expense	178	144	310	23.6	(42.6)	322	421	(23.5)

Income before provision and taxes	542	561	580	(3.4)	(6.6)	1,103	1,223	(9.8)
Provision for credit losses	(4)	2	(1)	nm	nm	(2)	5	nm

Income before income taxes	546	559	581	(2.3)	(6.0)	1,105	1,218	(9.3)
Income taxes and taxable-equivalent adjustment	31	12	30	nm	3.3	43	107	(59.8)

Net income	515	547	551	(5.9)	(6.5)	1,062	1,111	(4.4)
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(6)	—	—	(12)	(12)	—

Net income attributable to U.S. Bancorp	$509	$541	$545	(5.9)	(6.6)	$1,050	$1,099	(4.5)

Average Balance Sheet Data
Loans	$3,386	$3,414	$3,594	(.8)	(5.8)	$3,400	$3,600	(5.6)
Other earning assets	121,655	118,809	111,794	2.4	8.8	120,240	110,510	8.8
Goodwill	—	—	—	—	—	—	—	—
Other intangible assets	—	—	—	—	—	—	—	—
Assets	142,529	139,314	133,609	2.3	6.7	140,930	132,209	6.6
Noninterest-bearing deposits	2,058	1,996	2,016	3.1	2.1	2,027	2,034	(.3)
Interest-bearing deposits	716	692	3,215	3.5	(77.7)	704	3,563	(80.2)

Total deposits	2,774	2,688	5,231	3.2	(47.0)	2,731	5,597	(51.2)
Total U.S. Bancorp shareholders’ equity	18,321	17,911	18,375	2.3	(.3)	18,118	18,287	(.9)

(a)	preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $509 million in the second quarter of 2017, compared with $545 million in the second quarter of 2016. The decrease in net income of $36 million (6.6 percent) from the prior year quarter was primarily due to a decrease in total net revenue, partially offset by a decrease in total noninterest expense. Net interest income decreased $67 million (12.2 percent) from the second quarter of 2016 principally due to the impact of higher rates credited to the business lines on deposits, partially offset by growth in the investment

U.S. Bancorp Second Quarter 2017 Business Line Results

July 19, 2017

portfolio. Total noninterest income decreased $103 million (30.1 percent) from the second quarter of 2016 principally due to the impact of the Visa Europe sale in the prior year, partially offset by higher income from equity investments in the current quarter. Total noninterest expense decreased $132 million (42.6 percent) principally due to the notable items in the prior year and lower net shared services expenses, partially offset by higher compensation expense, reflecting the impact of increased staffing and merit increases including variable compensation. The provision for credit losses was $3 million lower year-over-year primarily due to lower net charge-offs.